Registration No. 333-

As filed with the Securities and Exchange Commission on March 22, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Abeona Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0407811
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 33rd Floor,

New York, NY 10019

(Address of Principal Executive Offices)(Zip Code)

Inducement Equity Awards to Various Employees

(Full title of the plan)

Vishwas Seshadri

President & Chief Executive Officer

Abeona Therapeutics Inc.

1330 Avenue of the Americas, 33rd Floor,

New York, NY 10019

(Name and address of agent for service)

(646) 813-4701

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

John J. Concannon III

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110

(617) 951-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, include by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering 131,750 shares of common stock, par value $0.01 per share (“Common Stock”), of Abeona Therapeutics Inc. (“we,” “us,” the “Company,” or the “Registrant”), which are being issued pursuant to the restricted stock awards between the Company and each of six new hires (collectively, the “Inducement Award Recipients”), in accordance with the provisions set forth in certain employment agreements by and between the Registrant and each of the Inducement Award Recipients, as an inducement that is material to each such individual’s employment with the Registrant (the “Inducement Awards”). The Inducement Awards are being granted to the Inducement Award Recipients as a material inducement for each Inducement Award Recipient accepting employment with the Company, and were approved by the Compensation Committee of the Company’s Board of Directors in reliance on the employment inducement award exemption under Rule 5635(c)(4) of the Nasdaq Listing Rules.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I (plan information and registrant information) will be sent or given to the award recipient, pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will furnish without charge to the award recipient, upon his written or oral request, a copy of any and all documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such document (unless such exhibits are specifically incorporated by reference to the information that is incorporated). These documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Abeona Therapeutics Inc., 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019, Attention: Chief Executive Officer, Telephone number: (646) 813-4701.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by us with the Commission are incorporated by reference into this Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 31, 2022;
(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022 (filed with the Commission on May 13, 2022, August 11, 2022 and November 14, 2022, respectively);
(c)	Our Current Reports on Form 8-K filed with the Commission on March 9, 2022, April 29, 2022, May 2, 2022, May 17, 2022, May 19, 2022, June 14, 2022, June 30, 2022, July 20, 2022, August 17, 2022 and November 3, 2022/November 3, 2022 (both filings); and
(d)	The description of our common stock contained in the Description of Capital Stock of Abeona Therapeutics Inc. filed as Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendments or reports filed thereafter for the purpose of updating this description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

Our Certificate of Incorporation and Bylaws provide for indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The above discussion of our Certificate of Incorporation, as amended, Bylaws and Section 145 of DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, Bylaws, and statute.

The Company maintains a general liability insurance policy that covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement that the Company enters into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Company, its directors, its officers, and persons who control the Company within the meaning of the Securities Act, against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Whitley Penn LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 22, 2023.

ABEONA THERAPEUTICS INC.

By:	/s/ Vishwas Seshadri
Name:	Vishwas Seshadri
Title:	Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joseph Vazzano and Vishwas Seshadri, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the date indicated:

Signature	Capacity in Which Signed	Date

/s/ Vishwas Seshadri	President, Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2023
Vishwas Seshadri

/s/ Joseph Vazzano	Chief Financial Officer (Principal Financial and Accounting Officer)	March 22, 2023
Joseph Vazzano

/s/ Michael Amoroso	Chairman of the Board	March 22, 2023
Michael Amoroso

/s/ Christine Silverstein	Director	March 22, 2023
Christine Silverstein

/s/ Todd Wider	Director	March 22, 2023
Todd Wider

/s/ Paul Mann	Director	March 22, 2023
Paul Mann

/s/ Faith L. Charles	Director	March 22, 2023
Faith L. Charles

/s/ Mark Alvino	Director	March 22, 2023
Mark Alvino

/s/ Leila Alland	Director	March 22, 2023
Leila Alland

/s/ Donald Wuchterl	Director	March 22, 2023
Donald Wuchterl